Wauwatosa Holdings, Inc. Announces Stock Repurchase Program

WAUWATOSA, WI — 09/05/2006 – Wauwatosa Holdings, Inc. (NASDAQ: WAUW) announced today that its Board of Directors has approved the commencement of its first stock repurchase program for up to 1,494,298 shares, or approximately 14% of the company’s outstanding common stock held by shareholders other than Lamplighter Financial, MHC. The company’s repurchase program will commence on October 5, 2006. Repurchases will be made by the company from time to time in open-market transactions or otherwise as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Wauwatosa Holdings had total assets of $1.5 billion at December 31, 2005. Its subsidiary bank, Wauwatosa Savings Bank, is a Wisconsin-chartered savings bank which was originally organized in 1921. Wauwatosa Savings Bank conducts business from seven offices in Wauwatosa, Oak Creek, Oconomowoc, Pewaukee, Waukesha and Franklin, Wisconsin.

Cautionary Statements

The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Wauwatosa Holdings, Inc. actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, actual versus estimated loan loss experience, other general economic and political developments, plus factors discussed in our filings with the Securities and Exchange Commission.

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